Filed Pursuant to Rule 424(b)(2)
Registration number: 333-283053
Registration number: 333-283053-01

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 7, 2024

$5,500,000,000

Chevron U.S.A. Inc.

$750,000,000 4.405% Notes Due 2027

$750,000,000 Floating Rate Notes Due 2027

$1,000,000,000 4.475% Notes Due 2028

$500,000,000 Floating Rate Notes Due 2028

$1,100,000,000 4.687% Notes Due 2030

$650,000,000 4.819% Notes Due 2032

$750,000,000 4.980% Notes Due 2035

Fully and unconditionally guaranteed by

Chevron Corporation

Chevron U.S.A. Inc. (exclusive of its subsidiaries, the ”Issuer” or “CUSA”) is offering $1,500,000,000 aggregate principal amount of notes due 2027 (the “2027 notes”), $1,500,000,000 aggregate principal amount of notes due 2028 (the “2028 notes”), $1,100,000,000 aggregate principal amount of notes due 2030 (the “2030 notes”), $650,000,000 aggregate principal amount of notes due 2032 (the “2032 notes”), and $750,000,000 aggregate principal amount of notes due 2035 (the “2035 notes”).

The Issuer will issue the 2027 notes in two series, a single series with a fixed interest rate, which are referred to as the “2027 fixed rate notes,” and a single series with a floating interest rate, which are referred to as the “2027 floating rate notes.” The 2028 notes will be issued in two series, a single series with a fixed interest rate, which are referred to as the “2028 fixed rate notes,” and a single series with a floating interest rate, which are referred to as the “2028 floating rate notes.” The 2030 notes will be issued in a single series with a fixed interest rate. The 2032 notes will be issued in a single series with a fixed interest rate. The 2035 notes will be issued in a single series with a fixed interest rate. The 2027 fixed rate notes the 2028 fixed rate notes the 2030 fixed rate notes, the 2032 fixed rate notes and the 2035 fixed rate notes are collectively referred to as the “fixed rate notes,” and the 2027 floating rate notes and the 2028 floating rate notes are referred to as the “floating rate notes.” The fixed rate notes and the floating rate notes are collectively referred to as the “notes.”

The obligations under the notes will be fully and unconditionally guaranteed by Chevron Corporation, the parent company of the Issuer (exclusive of its subsidiaries, the “Guarantor”), on an unsecured and unsubordinated basis and will rank equally to any other unsecured and unsubordinated indebtedness of the Guarantor that is currently outstanding or that the Guarantor may issue in the future.

The 2027 notes will mature on February 26, 2027, the 2028 notes will mature on February 26, 2028, the 2030 notes will mature on April 15, 2030, the 2032 notes will mature on April 15, 2032, and the 2035 notes will mature on April 15, 2035. The Issuer will pay interest on the 2027 fixed rate notes and the 2028 fixed rate notes on February 26 and August 26 of each year starting on August 26, 2025, and interest on the 2030 fixed rate notes the 2032 fixed rate notes and the 2035 fixed rate notes on April 15 and October 15 of each year starting on October 15, 2025. The Issuer will pay interest on the 2027 floating rate notes and 2028 floating rate notes on February 26, May 26, August 26 and November 26 of each year starting on May 27, 2025. The 2027 floating rate notes will bear interest at a floating rate equal to Compounded SOFR (as defined herein) plus 0.36%, and the 2028 floating rate notes will bear interest at a floating rate equal to Compounded SOFR plus 0.47%, each subject to the provisions set forth under “Description of the Notes—Interest—Floating Rate Notes”; provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%. The Issuer will have the right to redeem the fixed rate notes in whole or in part at any time prior to maturity at the redemption prices described in this prospectus supplement. The floating rate notes will not be redeemable prior to maturity.

	Price to Public(1)	Underwriting Discount	Proceeds Before Expenses to the Issuer
Per 2027 Fixed Rate Note	100.000%	0.110%	99.890%
Total	$750,000,000	$825,000	$749,175,000
Per 2027 Floating Rate Note	100.000%	0.110%	99.890%
Total	$750,000,000	$825,000	$749,175,000
Per 2028 Fixed Rate Note	100.000%	0.140%	99.860%
Total	$1,000,000,000	$1,400,000	$998,600,000
Per 2028 Floating Rate Note	100.000%	0.140%	99.860%
Total	$500,000,000	$700,000	$499,300,000
Per 2030 Note	99.991%	0.150%	99.841%
Total	$1,099,901,000	$1,650,000	$1,098,251,000
Per 2032 Note	99.990%	0.170%	99.820%
Total	$649,935,000	$1,105,000	$648,830,000
Per 2035 Note	99.990%	0.200%	99.790%
Total	$749,925,000	$1,500,000	$748,425,000

(1)	Plus accrued interest, if any, from February 26, 2025.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Item 1A. Risk Factors” in Chevron Corporation’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2025, which is incorporated by reference herein, and the “Risk Factors” section on page S-3 for a discussion of factors you should consider carefully before investing in the notes.

The underwriters have agreed to purchase each series of notes on a firm commitment basis. It is expected that delivery of each series of notes will be made through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about February 26, 2025.

Joint Book-Running Managers

Barclays	BofA Securities	J.P. Morgan

Citigroup	Goldman Sachs & Co. LLC	HSBC	Morgan Stanley	MUFG	Standard Chartered Bank

Co-Managers

Mizuho	Scotiabank	Deutsche Bank Securities	SMBC Nikko	Loop Capital Markets

Santander	BBVA	IMI – Intesa Sanpaolo	Standard Bank	US Bancorp

The date of this prospectus supplement is February 24, 2025.

Prospectus Supplement

Page
CHEVRON CORPORATION AND CHEVRON U.S.A. INC.	S-1
WHERE YOU CAN FIND MORE INFORMATION	S-2
RISK FACTORS	S-3
USE OF PROCEEDS	S-7
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	S-8
DESCRIPTION OF THE NOTES	S-10
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS	S-23
UNDERWRITING	S-27
LEGAL OPINIONS	S-34
EXPERTS	S-34

Prospectus

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither Chevron Corporation nor CUSA have, and the underwriters have not, authorized anyone to provide you with different information. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as to the date appearing at the bottom of the cover of those respective documents.

The notes and guarantees are being offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes and guarantees in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting” commencing on page S-28 of this prospectus supplement for more information.

S-i

CHEVRON CORPORATION AND CHEVRON U.S.A. INC.

Chevron Corporation, a Delaware corporation and the indirect parent company of Chevron U.S.A. Inc., a Pennsylvania corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; carbon capture and storage; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products and lubricants; manufacturing and marketing of renewable fuels; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Chevron Corporation, and its subsidiaries manage and operate most of Chevron’s U.S. businesses, with assets including those related to the exploration and production of crude oil, natural gas and natural gas liquids and those associated with the refining, marketing, supply and distribution of products derived from petroleum, excluding most of the regulated pipeline operations of Chevron. See Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 and “Summarized Financial Information” in the accompanying prospectus.

Except as otherwise indicated or the context otherwise requires, references to “Chevron,” “we,” “us” and “our” refer to Chevron Corporation and its consolidated subsidiaries, including CUSA. The terms “Issuer” and “CUSA” mean Chevron U.S.A. Inc., exclusive of its subsidiaries. The term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of the notes.

Chevron Corporation and CUSA’s executive offices are located at 1400 Smith Street, Houston, Texas 77002 (telephone: (832) 854-1000).

WHERE YOU CAN FIND MORE INFORMATION

Chevron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). Chevron’s filings are available to the public over the Internet at its website (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on Chevron’s website or that of the Commission that can be accessed through such websites does not constitute a part of this prospectus supplement and the accompanying prospectus. Chevron has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

Chevron Corporation and CUSA have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the debt securities and guarantees offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

The Commission allows Chevron to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents that we file with it. This means that we can disclose important information to you by referring you to other documents which have been filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. We incorporate by reference the documents listed below and any future filings which Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities by this prospectus supplement and the accompanying prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2024.

•

The information specifically incorporated by reference into Chevron’s Annual Report on Form 10-K for the year ended December  31, 2023 from Chevron’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2024.

•

Chevron’s Current Report on Form 8-K filed with the Commission on January 31, 2025 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. Requests for copies should be directed to:

Chevron Corporation

1400 Smith Street

Houston, Texas 77002

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (832) 854-1000

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Item 1A. Risk Factors” in Chevron’s Annual Report on Form 10-K, filed with the Commission on February 21, 2025, which is incorporated by reference herein, as well as the risks set forth below.

The Secured Overnight Financing Rate (“SOFR”) has a limited history and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York also began publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR was an unsecured rate. Second, SOFR is an overnight rate, while LIBOR was a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar (“USD”) LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the floating rate notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the floating rate notes.

Any failure of SOFR to maintain market acceptance could adversely affect the floating rate notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to USD LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which USD LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on and value of the floating rate notes and the price at which investors can sell the floating rate notes in the secondary market.

In addition, if SOFR does not continue to be widely used as a benchmark in securities that are similar or comparable to the floating rate notes, the trading price of the floating rate notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the floating rate notes may not be able to sell the floating rate notes at all or may not be able to sell the floating rate notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the floating rate notes is based on a Compounded SOFR rate and the SOFR Index, both of which have a limited history in the marketplace.

For each interest period (as defined herein), the interest rate on the floating rate notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Notes—Interest—Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the floating rate notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the floating rate notes on the interest payment date for such interest period.

Limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the floating rate notes may not continue to be widely adopted by other market participants. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the floating rate notes.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Determination Date (as defined herein) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In addition, some investors may be unwilling or unable to trade the floating rate notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the floating rate notes.

The SOFR Index may be modified or discontinued and the floating rate notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the floating rate notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively limited history, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the floating rate notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the floating rate notes and the trading prices of the floating rate notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we or our designee determines that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the floating rate notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of Notes—Interest—Floating Rate Notes—Compounded SOFR.”

If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein), such as the ARRC, (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the floating rate notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the floating rate notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the floating rate notes in connection with a Benchmark Transition Event, could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement may not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell the floating rate notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the floating rate notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or our designee will make certain determinations with respect to the floating rate notes, which determinations may adversely affect the floating rate notes.

We or our designee will make certain determinations with respect to the floating rate notes as further described under “Description of Notes.” For example, if a Benchmark Transition Event and its related

Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the floating rate notes in our or our designee’s sole discretion as further described under “Description of Notes—Interest—Floating Rate Notes—Compounded SOFR.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us. Any of these determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the floating rate notes, the return on the floating rate notes and the price at which you can sell such floating rate notes. For further information regarding these types of determinations, see “Description of Notes—Interest—Floating Rate Notes—Compounded SOFR.”

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes, including refinancing a portion of Chevron Corporation’s existing commercial paper borrowings. As of December 31, 2024, the outstanding amount of Chevron Corporation’s commercial paper borrowings was approximately $5.4 billion, the weighted average interest rate on outstanding borrowings under the commercial paper program was approximately 4.4885% per annum and the average maturity on outstanding borrowings under the commercial paper program was 121.51 days.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements relating to Chevron’s operations, assets, and strategy that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “future,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of any such statement. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for Chevron’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which Chevron operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in Chevron’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which Chevron operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine, the conflict in the Middle East and the global response to these hostilities; changing refining, marketing and chemicals margins; Chevron’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; changes in projected future cash flows; timing of crude oil liftings; uncertainties about the estimated quantities of crude oil, natural gas liquids and natural gas reserves; the competitiveness of alternate-energy sources or product substitutes; pace and scale of the development of large carbon capture and offset markets; the results of operations and financial condition of Chevron’s suppliers, vendors, partners and equity affiliates; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of Chevron’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the risk that regulatory approvals and clearances related to the Hess Corporation (“Hess”) transaction are not obtained or are not obtained in a timely manner or are obtained subject to conditions that are not anticipated by Chevron and Hess; potential delays in consummating the Hess transaction, including as a result of the ongoing arbitration proceedings regarding preemptive rights in the Stabroek Block joint operating agreement; risks that such ongoing arbitration is not satisfactorily resolved and the potential transaction fails to be consummated; uncertainties as to whether the potential transaction, if consummated, will achieve its anticipated economic benefits, including as a result of risks associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the potential transaction that are not waived or otherwise satisfactorily resolved; Chevron’s ability to integrate Hess’ operations in a successful manner and in the expected time period; the possibility that any of the anticipated benefits and projected synergies of the potential transaction will not be realized or will not be realized within the expected time period; Chevron’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to Chevron’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors’ beginning on page S-3 of this prospectus supplement and under the headings “Risk Factors” in Chevron’s 2024 Annual Report on Form 10-K, and in Chevron’s subsequent filings with the Commission. Other unpredictable or unknown factors not discussed in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference could also have material adverse effects on forward-looking statements.

DESCRIPTION OF THE NOTES

General

The Issuer will issue the 2027 notes in two series, a single series with a fixed interest rate, and a single series with a floating interest rate. The 2028 notes will be issued in two series, a single series with a fixed interest rate, and a single series with a floating interest rate. The 2030 notes will be issued in a single series with a fixed interest rate. The 2032 notes will be issued in a single series with a fixed interest rate. The 2035 notes will be issued in a single series with a fixed interest rate.

Each series of notes are being issued under an indenture dated as of August 12, 2020 (the “indenture”), as supplemented by the third supplemental indenture dated as of February 26, 2025 (the “supplemental indenture”), each among CUSA, as issuer, Chevron Corporation, as guarantor, and Deutsche Bank Trust Company Americas, as trustee. Provisions of the indenture are more fully described under “Description of the Debt Securities and Guarantees,” commencing on page 7 of the accompanying prospectus. Each series of notes originally will be issued in fully registered book-entry form and each series of notes will be represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”), as depositary, or its nominee. Upon any exchange under the provisions of the indenture of the global notes for such series of notes in definitive form, such definitive notes shall be issued in authorized denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The 2027 notes will mature on February 26, 2027, the 2028 notes will mature on February 26, 2028, the 2030 notes will mature on April 15, 2030, the 2032 notes will mature on April 15, 2032 and the 2035 notes will mature on April 15, 2035.

Guaranty

The notes shall be fully and unconditionally guaranteed by Chevron Corporation (the “Guaranty”) as to (i) the prompt payment by CUSA of the outstanding principal of notes when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise, (ii) the prompt payment by CUSA of any interest and any premium payable with respect to the outstanding principal of all notes when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise and (iii) the payment of all other sums owing from CUSA under the notes when and as the same shall become due (the payment obligations by Chevron Corporation identified in subparagraphs (i) through (iii) being collectively referred to as the “Guaranteed Obligations”). All payments by Chevron Corporation shall be made in lawful money of the United States of America. The Guaranty shall be unsecured and unsubordinated indebtedness of Chevron Corporation and rank equally with other unsecured and unsubordinated indebtedness for borrowed money of Chevron Corporation.

The Guaranty shall terminate and be of no further force and effect upon the earliest of (i) subject to customary contingent restatement provisions, upon payment in full by Chevron Corporation of its obligations pursuant to the Guaranty and all other Guaranteed Obligations of Chevron Corporation then due and owing or (ii) upon legal or covenant defeasance of CUSA’s obligations under the indenture or the full satisfaction and discharge of the indenture with respect to all notes that may be issued under the indenture; provided that all Guaranteed Obligations incurred to the date of such satisfaction and discharge have been paid in full.

In the event of a default in the payment of principal of and any interest and any premium which may be payable by CUSA in respect of the notes, the holder of such notes may institute legal proceedings directly against Chevron Corporation to enforce the Guaranty without proceeding first against CUSA.

Interest

The notes will bear interest from February 26, 2025.

Fixed Rate Notes

Interest on the 2027 fixed rate notes and 2028 fixed rate notes will be payable on February 26 and August 26 of each year, beginning August 26, 2025. Interest on the 2030 fixed rate notes, 2032 fixed rate notes and 2035 fixed rate notes will be payable on April 15 and October 15 of each year, beginning October 15, 2025.

Interest on each fixed rate note will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day. Payments of interest and principal on the fixed rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. As long as the fixed rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depositary or its nominee in immediately available funds.

Floating Rate Notes

The floating rate notes will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to Compounded SOFR as determined on the applicable Interest Determination Date by the calculation agent appointed by the Issuer (“Calculation Agent”), which initially will be the trustee, plus 0.36% for the 2027 floating rate notes and 0.47% for the 2028 floating rate notes. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). Interest on the floating rate notes will be payable on February 26, May 26, August 26 and November 26 of each year, beginning May 27, 2025. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on February 26, 2025) and ending on the day preceding the next interest payment date. The initial interest period is February 26, 2025 through May 25, 2025. The Interest Determination Date for the initial interest period will be February 24, 2025. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). Payments of interest and principal on the floating rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. Interest on the floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year. As long as the floating rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depositary or its nominee in immediately available funds.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of Compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Determination Date, and, for the initial interest period, the SOFR Index value on February 24, 2025;

“SOFR IndexEnd” = The SOFR Index value on the Interest Determination Date relating to the applicable interest payment date (or, in the final interest period, relating to the maturity date, or in the case of a redemption or repayment of the notes, relating to the applicable redemption or repayment date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Determination Date” means the date that is two U.S. Government Securities Business Days before each interest payment date (or, in the final interest period, before the maturity date or, in the case of a redemption or repayment of the notes, before the applicable redemption or repayment date).

“Observation Period” means, in respect of each interest period, the period from and including the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to but excluding the date that is two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or, in the final interest period, preceding the maturity date or, in the case of a redemption or repayment of the notes, preceding the applicable redemption or repayment date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day, the SOFR Index value as published by the SOFR Administrator (as defined herein) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that if a SOFR Index value does not so appear as specified above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below, or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Notwithstanding anything to the contrary in the documentation relating to the floating rate notes, if we (or our designee) determine on or prior to the relevant Reference Time (as defined herein) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the floating rate notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the floating rate notes will be an annual rate equal to the sum of the Benchmark Replacement and the margin of %, as determined by the Issuer or its designee; provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%. The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The Calculation Agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Issuer or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision, election or calculation that may be made by the Issuer or its designee pursuant to the benchmark transition provisions described herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Issuer’s or its designee’s sole discretion and notwithstanding anything to the contrary in any documentation relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our designee) as of the Benchmark Replacement Date:

(1)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the interest period and other administrative matters) that the Issuer or its designee decide may be appropriate to reflect the adoption of such

Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decide that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor, excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us (or our designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement, excluding the Benchmark Replacement Adjustment.

Optional Redemption

The floating rate notes are not redeemable prior to maturity.

The Issuer or its designee may redeem the 2027 fixed rate notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	100% of the principal amount of the fixed rate notes being redeemed, and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter defined) plus 5 basis points, less (b) interest accrued to, but not including, the redemption date;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Prior to the applicable Par Call Date, the Issuer or its designee may redeem each series of fixed rate notes (other than the 2027 fixed rate notes) at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)	100% of the principal amount of the fixed rate notes being redeemed, and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date on a semiannual basis, (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter defined) plus 5 basis points in the case of the 2028 fixed rate notes; 10 basis points in the case of the 2030 fixed rate notes; 10 basis points in the case of the 2032 fixed rate notes; and 10 basis points in the case of the 2035 fixed rate notes, less (b) interest accrued to but not including, the redemption date;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after applicable Par Call Date, the Issuer or its designee may redeem the fixed rate notes of each series (other than the 2027 fixed rate notes), in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the fixed rate notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means, with respect to the 2028 fixed rate notes, January 26, 2028 (one month prior to the maturity date of the 2028 fixed rate notes); with respect to the 2030 fixed rate notes, March 15, 2030 (one month prior to the maturity date of the 2030 fixed rate notes); with respect to the 2032 fixed rate notes, February 15, 2032 (two months prior to the maturity date of the 2032 fixed rate notes); and with respect to the 2035 fixed rate notes, January 15, 2035 (three months prior to the maturity date of the 2035 fixed rate notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer or its designee in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer or its designee after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer or its designee shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer or its designee shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes, as applicable. If there is no United States Treasury security maturing on the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes, one with a maturity date preceding the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date and one with a maturity date following the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes, the Issuer or its designee shall select the United States Treasury security with a maturity date preceding the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes. If there are two or more United States Treasury securities maturing on the maturity date with respect to the 2027 fixed rate notes or the applicable Par Call Date with respect to all other series of fixed rate notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer or its designee shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places. The Issuer’s or its designee’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of fixed rate notes to be redeemed.

In the case of a partial redemption, selection of the fixed rate notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No fixed rate notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the fixed rate notes are held by DTC, Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V. (or another depositary), the redemption of the fixed rate notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer or its designee defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

Any notice of redemption of the fixed rate notes to be redeemed at the Issuer’s or its designee’s option may state that such redemption shall be conditional, in the Issuer’s or its designee’s discretion, on one or more conditions precedent, and that the redemption date may (but shall not be required to) be delayed until such time as any or all of such conditions have been satisfied, and that such conditional notice of redemption may be rescinded by the Issuer or its designee if the Issuer or its designee determines that any or all such conditions will not be satisfied by the redemption date, and that in such event, such redemption notice shall be of no further force or effect and the Issuer or its designee shall not be required to redeem the fixed rate notes on the redemption date or otherwise.

Covenants of CUSA

The indenture sets forth limited covenants that will apply to each series of notes, as further described in the accompanying prospectus. However, these covenants do not, among other things:

•	limit the Issuer or the Guarantor’s ability or that of their respective subsidiaries to issue, assume or guarantee debt secured by liens (including in connection with any consolidation or merger); or

•	place any restrictions on sale and leaseback transactions.

Certain other debt securities of the Issuer or the Guarantor currently outstanding benefit from the covenants noted above. Unlike holders of those other debt securities, holders of the notes will not have the benefit of those covenants noted above.

Book-Entry System

The notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as hereinafter set forth, the notes will be available for purchase in book-entry form only. The term “depositary” as used in this prospectus supplement refers to DTC or any successor depositary.

Investors may hold interests in the global notes either through DTC or through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as U.S. depositary for Euroclear.

None of the Issuer, the Guarantor or the trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to:

•	the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant,

•	the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the notes,

•	any notice which is permitted or required to be given to registered owners of notes under the indenture, or

•	any consent given or other action taken by DTC as the registered owner of the notes, or by participants as assignees of DTC as the registered owner of each issue of notes.

The Depository Trust Company

DTC has advised the Issuer and the Guarantor as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through direct or indirect participants.

DTC also advises that pursuant to procedures established by it, upon deposit by the Issuer of the global notes with DTC or its custodian, DTC or its nominee will credit, on its internal system, the respective principal amounts of the notes represented by such global notes to the accounts of direct participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of direct participants), or by direct and indirect participants or persons that may hold interests through such participants (with respect to persons other than participants).

So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, such global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor depositary.

Payments of principal of and interest on the notes represented by a global note will be made to the depositary or its nominee, as the case may be, as the registered owner of the notes. The Issuer and the Guarantor have been informed by DTC that, upon receipt of any payment on the global notes, DTC’s practice is to credit participants’ accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

The Issuer will recognize DTC or its nominee as the sole registered owner of the notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

So long as the notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.:

•	all payments of interest on and principal of the notes shall be delivered only to DTC or Cede & Co.;

•	all notices delivered by the Issuer or the trustee pursuant to the indenture shall be delivered only to DTC or Cede & Co.; and

•

all rights of the registered owners of notes under the indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange notes, shall be rights of DTC or Cede & Co.

The beneficial owners of the notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

The DTC rules applicable to its participants are on file with the Commission. More information about DTC can found at www.dtcc.com. Except for the documents specifically incorporated by reference into this prospectus supplement or the accompanying prospectus, information contained on DTC’s website or that can be accessed through the website does not constitute a part of this prospectus supplement or the accompanying prospectus. The Issuer has included this website address only as an inactive textual reference and does not intend it to be an active link to the website.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue individual notes in definitive form in exchange for the global notes. In addition, the Issuer may at any time and in its sole discretion determine not to have the notes in the form of a global security, and, in such event, the Issuer will issue individual notes in definitive form in exchange for the global notes. In either instance, the Issuer will issue notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depositary shall direct. Notes so issued in definitive form will be issued as fully registered notes in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Clearstream Banking, société anonyme

Clearstream has advised the Issuer and the Guarantor that it is a limited liability company organized under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank in Luxembourg, and as such, is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear System

The Euroclear System has advised the Issuer and the Guarantor that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearance and Settlement Procedures

Settlement for the notes will be made by the underwriters in immediately available funds.

DTC, Clearstream and Euroclear, as applicable, have advised the Issuer and the Guarantor as follows: Secondary market trading in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain U.S. federal income tax considerations of holding and disposing of the notes. The summary is limited to holders that purchase notes in this offering at their issue price (i.e., the first price at which a substantial amount of notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as capital assets. The summary is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations

The summary does not purport to address all of the tax considerations that may be relevant to a particular holder or to holders subject to special tax situations, such as financial institutions, dealers in securities or currencies, traders in securities electing mark to market treatment, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships (including an entity that is treated as a partnership for U.S. federal income tax purposes) or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or that hold their notes through non-U.S. brokers or non-U.S. intermediaries, persons that are subject to the alternative minimum tax or the unearned income Medicare contribution tax, persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, or persons subject to the special tax accounting rules under Section 451(b) of the Code. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders. In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction or any U.S. federal tax other than income tax.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

This discussion is for general purposes only. If you are considering a purchase of the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

And, as used in this discussion, the term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes.)

U.S. Holders

Interest

It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Accordingly, a U.S. holder will be required to report interest on the notes as ordinary income at the time such interest is received or accrued in accordance with the U.S. holder’s regular method of tax accounting.

Sale or other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note, a U.S. holder will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of the note to the holder.

The capital gain or loss that a U.S. holder recognizes on the sale, exchange, redemption or other disposition of a note will generally be long-term capital gain or loss if the note was held for more than one year on the date of disposition. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is generally subject to a taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest

Subject to the discussion below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that:

•	the non-U.S. holder does not own, actually or constructively, 10% or more of the total voting power of all of Chevron Corporation’s voting stock;

•	the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to Chevron Corporation through stock ownership;

•	the non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business;

•	the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	the non-U.S. holder certifies under penalties of perjury (generally on IRS Form W-8BEN or Form W-8BEN-E or suitable successor form) that it is not a U.S. person and provides its name and address.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis generally in the same manner as if that non-U.S. holder were a U.S. holder (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or eliminated by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides the Issuer or the paying agent with an IRS Form W-8ECI (or successor form). To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Non-U.S. holders may be required to update their IRS Forms W-8 periodically.

Sale or other Taxable Disposition of Notes

Subject to the rules described below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” any gain realized by a non-U.S. holder upon a sale, exchange, redemption or other disposition of the notes will generally not be subject to U.S. federal income tax or withholding tax, unless:

•

the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax on a net basis generally in the same manner as if that non-U.S. holder were a U.S. holder with respect to gain from the sale or disposition of a note that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or eliminated by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Foreign Account Tax Compliance

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. FATCA imposes a U.S. federal withholding tax of 30% on payments of interest on the notes made to (i) a foreign financial institution that has not entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders or alternatively complied with the terms of an applicable intergovernmental agreement (an “IGA”) between the United States and the jurisdiction in which such foreign financial institution operates, and does not otherwise qualify for an exception from the requirement to enter into such an agreement or (ii) a non-financial foreign entity, unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and tax identification number of each substantial U.S. owner or qualifies for an exception, under an IGA or otherwise, from such requirement. An IGA between the jurisdiction of a foreign recipient and the United States may modify the rules described in this paragraph. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless an exemption exists. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. Payments of interest to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. A non-U.S. holder may be subject to additional U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on payments of interest on the notes, described above, will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will generally be allowed as a credit or refund against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement, the Issuer has agreed to sell to the underwriters named below, for whom Barclays Capital Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives, and each of them has severally agreed to purchase the principal amount of each series of notes set forth opposite its name at the public offering prices less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of 2027 Fixed Rate Notes	Principal Amount of 2027 Floating Rate Notes	Principal Amount of 2028 Fixed Rate Notes	Principal Amount of 2028 Floating Rate Notes	Principal Amount of 2030 Fixed Rate Notes	Principal Amount of 2032 Fixed Rate Notes	Principal Amount of 2035 Fixed Rate Notes
Barclays Capital Inc.	$107,500,000	$107,500,000	$143,334,000	$71,666,000	$157,667,000	$93,167,000	$107,500,000
BofA Securities, Inc.	107,500,000	107,500,000	143,333,000	71,667,000	157,667,000	93,166,000	107,500,000
J.P. Morgan Securities LLC	107,500,000	107,500,000	143,333,000	71,667,000	157,666,000	93,167,000	107,500,000
Citigroup Global Markets Inc.	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
Goldman Sachs & Co. LLC	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
HSBC Securities (USA) Inc.	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
Morgan Stanley & Co. LLC	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
MUFG Securities Americas Inc.	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
Standard Chartered Bank	45,000,000	45,000,000	60,000,000	30,000,000	66,000,000	39,000,000	45,000,000
Mizuho Securities USA LLC	26,250,000	26,250,000	35,000,000	17,500,000	38,500,000	22,750,000	26,250,000
Scotia Capital (USA) Inc.	26,250,000	26,250,000	35,000,000	17,500,000	38,500,000	22,750,000	26,250,000
Deutsche Bank Securities Inc.	18,750,000	18,750,000	25,000,000	12,500,000	27,500,000	16,250,000	18,750,000
SMBC Nikko Securities America, Inc.	18,750,000	18,750,000	25,000,000	12,500,000	27,500,000	16,250,000	18,750,000
Loop Capital Markets LLC	15,000,000	15,000,000	20,000,000	10,000,000	22,000,000	13,000,000	15,000,000
Santander US Capital Markets LLC	15,000,000	15,000,000	20,000,000	10,000,000	22,000,000	13,000,000	15,000,000
BBVA Securities Inc.	11,250,000	11,250,000	15,000,000	7,500,000	16,500,000	9,750,000	11,250,000
Intesa Sanpaolo IMI Securities Corp.	11,250,000	11,250,000	15,000,000	7,500,000	16,500,000	9,750,000	11,250,000
The Standard Bank of South Africa Limited	7,500,000	7,500,000	10,000,000	5,000,000	11,000,000	6,500,000	7,500,000
U.S. Bancorp Investments, Inc.	7,500,000	7,500,000	10,000,000	5,000,000	11,000,000	6,500,000	7,500,000

Total	$750,000,000	$750,000,000	$1,000,000,000	$500,000,000	$1,100,000,000	$650,000,000	$750,000,000

The underwriting agreement provides that the underwriters are obligated to purchase and pay for all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The Issuer and the Guarantor have been advised by the underwriters that they propose to offer each series of notes initially directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.060% of the principal amount of the 2027 notes, less concessions not in excess of 0.080% of the principal amount of the 2028 notes, less concessions not in excess of 0.090% of the principal amount of the 2030 notes, less concessions not in excess of 0.110% of the principal amount of the 2032 notes, and less concessions not in excess of 0.120% of the principal amount of the 2035 notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.040% of the principal amount of the 2027 notes, not in excess of 0.060% of the principal amount of the 2028 notes, not in excess of 0.060% of the principal amount of the 2030 notes, not in excess of 0.060% of the principal amount of the 2032 notes and not in excess of 0.080% of the principal amount of the 2035 notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may change. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of the notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

The notes of each series are new issues of securities with no established trading market. The Issuer and the Guarantor have been advised by the underwriters that one or more of the underwriters intend to make as applicable, a secondary market in any series of notes; however, they are not obligated to do so and may discontinue secondary market making for any series of notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for any series of notes. The Issuer has no intention to list the notes any series of on any securities exchange or quotation system.

The Issuer and the Guarantor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the several underwriters may be required to make in respect of such liabilities.

Certain of the underwriters or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to Chevron and its affiliated companies in the ordinary course of business for which such underwriters or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Guarantor, the Issuer, or their respective affiliates. If any of the underwriters or their affiliates have a lending relationship with Chevron, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chevron consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of the Guarantor or the Issuer, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Chevron estimates that its out-of-pocket expenses for this offering, excluding the underwriting discounts, will not exceed $7,000,000.

We expect that delivery of the notes will be made to investors on or about February 26, 2025, which will be the second business day following the time of sale (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before delivery of the notes hereunder should consult their own advisors.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell each series of notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

•

Over-allotment involves syndicate sales of such series of notes in excess of the principal amount of such series of notes to be purchased by the underwriters in the offering, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of such series of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Stabilizing transactions consist of certain bids or purchases of such series of notes made for the purpose of preventing or retarding a decline in the market price of such series of notes while the offering is in progress.

The representatives, on behalf of the underwriters, may also impose a penalty bid. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases such series of notes originally sold by that syndicate member.

Any of these activities may cause the price of such series of notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

The notes are offered for sale in those jurisdictions in the United States, Asia, Europe and elsewhere where it is lawful to make such offers. No action has been taken, or will be taken, which would permit a public offering of the notes in any jurisdiction outside the United States.

Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the notes, in or from any jurisdiction except under circumstances that are reasonably designed to result in compliance with the applicable laws and regulations thereof.

You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the public offering price set forth on the cover page of this prospectus supplement.

European Economic Area

Each Underwriter has represented, warranted and agreed that:

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes:

(a)	a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of the Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”), and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Solely for the purposes of the product approval process, the target market assessment in respect of any of the notes to be issued has led to the conclusion that:

(i)

the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and

(ii)	all channels for distribution of the notes to eligible counterparties and professional clients are appropriate.

Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes:

(a)	a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in point (8) of Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Each underwriter represents that, in connection with the distribution of the notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes or any investments representing the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the UK.

Canada

Each series of notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of any series of notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and are subject to the Act on Special Measures Concerning Taxation of Japan. Each underwriter has represented and agreed that,(a) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes in Japan, or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any person resident in Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan; and, (b) it has not, directly or indirectly, offered or sold, and will not, as part of its distribution under the underwriting agreement at any time, offer or sell any of the notes to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither (A) an individual resident of Japan or a Japanese corporation, nor (B) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of Japan Bank for International Cooperation as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused any series of notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause any series of notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any series of notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The offer of the notes is made in Switzerland on the basis of a private placement, not as a public offering. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this prospectus supplement, the corresponding prospectus nor any other offering or marketing material relating to the offer of the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL OPINIONS

The validity of the notes offered by CUSA will be passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. The validity of the Guaranty issued by Chevron Corporation will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Chevron Corporation	Chevron U.S.A. Inc.

DEBT SECURITIES GUARANTEES	DEBT SECURITIES

Chevron Corporation and Chevron U.S.A. Inc. (“CUSA”) may offer debt securities from time to time. Market conditions at the time of sale will determine the terms of any securities offered. Debt securities sold by CUSA will be fully and unconditionally guaranteed on an unsecured basis by Chevron Corporation.

Chevron Corporation and CUSA may issue debt securities in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. The debt securities may be offered through underwriters or agents, or directly to investors or dealers. At the applicable issuer’s option and as described in the relevant prospectus supplement, the debt securities may be denominated in U.S. dollars or in any other currency.

This prospectus describes generally the terms of the debt securities and the guarantees. A supplement or supplements to this prospectus will describe the specific terms of each issuance of debt securities and the guarantees. If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in the debt securities of Chevron Corporation and CUSA involves risks. See the section entitled “Risk Factors” on page 5 of this prospectus, in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that Chevron Corporation and CUSA have filed with the United States Securities and Exchange Commission (the “Commission” or the “SEC”). By using a shelf registration statement, Chevron Corporation may issue debt securities and guarantees or CUSA may issue debt securities in one or more offerings. This prospectus only provides a general description of the debt securities and guarantees that may be offered. Each time Chevron Corporation or CUSA sells debt securities and, in the case of Chevron Corporation, guarantees under the shelf registration, a supplement to this prospectus containing specific information about the terms of the debt securities and guarantees will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Except as otherwise indicated or the context otherwise requires, references to “Chevron” or the “company” refer to Chevron Corporation and its consolidated subsidiaries, including CUSA. Each of Chevron Corporation and CUSA, exclusive of their respective subsidiaries, is referred to as a “registrant,” and together as the “registrants.” With respect to debt securities, the term “issuer” means either Chevron Corporation or CUSA, exclusive of their respective subsidiaries, depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to Chevron Corporation and CUSA. With respect to the guarantees, the term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities offered by CUSA.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements relating to Chevron’s operations and energy transition plans that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions, and variations or negatives of these words, are intended to identify such forward-looking statements, but not all forward-looking statements include such words. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of any such statement. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for the company’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changes to government policies in the countries in which the company operates; public health crises, such as pandemics and epidemics, and any related government policies and actions; disruptions in the company’s global supply chain, including supply chain constraints and escalation of the cost of goods and services; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine, the conflict in Israel and the global response to these hostilities; changing refining, marketing and chemicals margins; the company’s ability to realize anticipated cost savings and efficiencies associated with enterprise structural cost reduction initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; development of large carbon capture and offset markets; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the company’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures related to greenhouse gas emissions and climate change; the potential liability resulting from pending or future litigation; the risk that regulatory approvals and clearances related to the Hess Corporation (“Hess”) transaction are not obtained or are obtained subject to conditions that are not anticipated by the company and Hess; potential delays in consummating the Hess transaction, including as a result of the ongoing arbitration proceedings regarding preemptive rights in the Stabroek Block joint operating agreement; risks that such ongoing arbitration is not satisfactorily resolved and the potential transaction fails to be consummated; uncertainties as to whether the potential transaction, if consummated, will achieve its anticipated economic benefits, including as a result of risks associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the potential transaction that are not waived or otherwise satisfactorily resolved; the company’s ability to integrate Hess’ operations in a successful manner and in the expected time period; the possibility that any of the anticipated benefits and projected synergies of the potential transaction will not be realized or will not be realized within the expected time period; the company’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; higher inflation and related impacts; material reductions in corporate liquidity and access to debt markets; changes to the company’s capital allocation strategies; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or such accompanying prospectus supplement. Other unpredictable or unknown factors not discussed in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or such accompanying prospectus supplement could also have material adverse effects on forward-looking statements.

CHEVRON CORPORATION AND CHEVRON U.S.A. INC.

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; carbon capture and storage, and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products, and lubricants; manufacturing and marketing of renewable fuels; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Chevron Corporation, and its subsidiaries manage and operate most of Chevron’s U.S. businesses, with assets including those related to the exploration and production of crude oil, natural gas and natural gas liquids and those associated with the refining, marketing, supply and distribution of products derived from petroleum, excluding most of the regulated pipeline operations of Chevron.

Chevron Corporation and CUSA’s executive offices are located at 5001 Executive Parkway, Suite 200, San Ramon, California 94583 (telephone: (925) 842-1000).

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to invest in any of our debt securities, you should carefully review the information contained, incorporated, or deemed to be incorporated by reference in this prospectus and any prospectus supplement, including, without limitation, the risks and uncertainties discussed in this prospectus under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and under the caption “Risk Factors” or any similar caption in any other documents that we will subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement as described in this prospectus under the section entitled “Where You Can Find More Information.” These risks and uncertainties could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our debt securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations.

USE OF PROCEEDS

Except as any accompanying prospectus supplement may state, the net proceeds from the sale of debt securities are expected to be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term or short-term debt of Chevron Corporation or its subsidiaries, including, without limitation, CUSA, or financing capital programs of Chevron Corporation or its subsidiaries, including, without limitation, CUSA.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to Chevron Corporation refer only to Chevron Corporation and not to any of its subsidiaries. References to CUSA refer only to CUSA and not to any of its subsidiaries or any other subsidiaries of Chevron Corporation. The term “issuer” means either Chevron Corporation or CUSA, exclusive of their respective subsidiaries, depending on which registrant is offering the debt securities, and the term “issuers” is a collective reference to Chevron Corporation and CUSA, exclusive of their respective subsidiaries. The term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities that may be issued by CUSA.

Chevron Corporation may issue debt securities. The debt securities will be Chevron Corporation’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. CUSA may also issue debt securities. The debt securities will be CUSA’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of CUSA will have the benefit of a guaranty by Chevron Corporation (each, a “Guaranty” and, collectively, the “Guarantees”). The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the Guarantor. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the Guarantor pursuant to the CUSA Indenture (as defined below).

The debt securities issued by Chevron Corporation may be issued under an indenture dated as of May 11, 2020, as supplemented by the First Supplemental Indenture, dated as of May 11, 2020 (the “Chevron Indenture”), between Chevron Corporation, as the issuer, and Deutsche Bank Trust Company Americas, as trustee, as may be further supplemented from time to time by one or more supplemental indentures thereto, to be entered into by Chevron Corporation, a trustee, registrar, paying agent and transfer agent, as applicable. The debt securities issued by CUSA may be issued under an indenture dated August 12, 2020, as supplemented by the First Supplemental Indenture, dated as of August 12, 2020, as supplemented by the Second Supplemental Indenture, dated as of January 6, 2021 (the “CUSA Indenture”), among CUSA, as the issuer, Chevron Corporation, as the Guarantor, and Deutsche Bank Trust Company Americas, as trustee, as may be further supplemented from time to time by one or more supplemental indentures thereto, to be entered into by CUSA, Chevron Corporation, a trustee, registrar, paying agent and transfer agent, as applicable. The Chevron Indenture and the CUSA Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If a different trustee, registrar, paying agent, transfer agent or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the Commission at the time they are used. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the applicable indenture by the Trust Indenture Act of 1939, as amended, referred to herein as the “Trust Indenture Act.”

The following is a general description of the debt securities and, if applicable, the Guarantees of the debt securities that may be offered by this prospectus. This summary is not meant to be a complete description of the debt securities and any applicable Guarantees. The accompanying prospectus supplement will contain the material terms and conditions of the debt securities and, if applicable, the Guarantees of the debt securities offered by such prospectus supplement. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General

The applicable indenture provides for the issuance of debt securities without limitation as to aggregate principal amount. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the applicable issuer. Accordingly, your ownership of debt securities means you are one of the applicable issuer’s unsecured creditors. The respective indenture does not limit the amount of other indebtedness or securities that may be issued by the applicable issuer or its respective subsidiaries. Current outstanding and additional debt securities of Chevron Corporation will be structurally subordinated to any debt securities issued by CUSA (or any other subsidiaries) and any other indebtedness and liabilities of CUSA (or any other subsidiaries). Debt securities of CUSA will be structurally subordinated to any debt securities issued by its subsidiaries and any other indebtedness and liabilities of its subsidiaries.

Debt securities of a series may be issued in whole or in part in the form of one or more global securities registered in the name of a depository or its nominee and, in such case, beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants. Alternatively, debt securities of a series will be issued in registered form as specified in the terms of the series.

Provisions of the Applicable Indenture

The applicable indenture provides that debt securities may be issued under them from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series, provided, however, that such amount may from time to time be increased by a certified resolution;

•	the price or prices at which the debt securities will be sold;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•

the date or dates (which may be fixed or floating) on which the principal and premium, if any, of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, or the method by which such date or dates shall be determined, the interest payment dates on which any such interest will be payable and the regular record date, if any, for any such interest payable on any interest payment date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

•

the place or places where the principal of and any premium and interest on any debt securities of the series will be payable, the place or places where the debt securities of such series may be presented for registration of transfer or exchange, the place or places where notices and demands to or upon the applicable issuer in respect of the debt securities of such series may be made and the manner in which any payment may be made;

•

the period or periods within which or the date or dates on which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the applicable issuer’s option and, if other than by a certified resolution, the manner in which any election by such issuer to redeem the debt securities will be evidenced;

•

the applicable issuer’s obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund, amortization or analogous provisions and the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•	the name of the applicable trustee under the applicable indenture, if other than as specified above;

•	if other than the applicable trustee, the identity of each security registrar and/or paying agent;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series or amount payable under the Guaranty, if applicable, will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at the applicable issuer’s election or the election of the holder thereof or of the Guaranty, if applicable, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which or the dates on which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•	if provisions for the satisfaction and discharge of the applicable indenture other than as set forth therein shall apply to the debt securities of that series;

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the applicable indenture or the method by which such portion shall be determined;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

if other than by a certified resolution, the manner in which any election by the applicable issuer to defease any debt securities of the series pursuant to the applicable indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the applicable indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture;

•

if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositories for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of that set forth in the applicable indenture and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depository for such global security or a nominee thereof;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the applicable trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

•

in the case of debt securities issued by CUSA, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such Guaranty may be subordinated to other indebtedness of the Guarantor;

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whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of the applicable issuer or of the Guarantor;

•	the exchanges or automated quotation systems, if any, on which the debt securities may be listed or traded; and

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest and Interest Rates

In the applicable prospectus supplement, the applicable issuer will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the applicable redemption date. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.

Guaranty

The debt securities of any series of CUSA will be guaranteed by Chevron Corporation. Unless otherwise provided in the prospectus supplement relating to debt securities of any series of CUSA, each series of such debt securities shall be fully and unconditionally guaranteed by the Guarantor as to (i) the prompt payment by CUSA of the outstanding principal of such debt securities when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise, (ii) the prompt payment by CUSA of any interest and any premium payable with respect to the outstanding principal of all such debt securities when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise and (iii) the payment of all other sums owing from CUSA under such debt securities when and as the same shall become due, all in accordance with the terms of such debt securities and the CUSA Indenture (the payment obligations by Chevron Corporation identified in subparagraphs (i) through (iii) being collectively referred to herein as the “Guaranteed Obligations”). All payments by the Guarantor shall be made in lawful money of the United States of America. Each Guaranty shall be unsecured and unsubordinated indebtedness of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness for borrowed money of the Guarantor.

Each Guaranty shall terminate and be of no further force and effect (i) subject to customary contingent restatement provisions, upon payment in full of the aggregate principal amount of all applicable debt securities then outstanding and all other Guaranteed Obligations of the Guarantor then due and owing or (ii) upon legal or covenant defeasance of the issuer’s obligations in accordance with the terms of the CUSA Indenture or the full satisfaction and discharge of the CUSA Indenture with respect to all series of debt securities issued thereunder; provided that all Guaranteed Obligations incurred to the date of such satisfaction and discharge have been paid in full.

Under the CUSA Indenture, the Guarantor covenants that so long as it has any outstanding obligations under a Guaranty, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that the Guarantor may, without violating such covenants, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if (i) the surviving corporation shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) the surviving corporation assumes, if such corporation is not the Guarantor, all of the obligations of the Guarantor under the applicable Guaranty, (iii) the surviving corporation and issuer are not, after such transaction, otherwise in default under any provisions of the CUSA Indenture and (iv) the trustee receives from the Guarantor an officers’ certificate and an opinion of counsel that the transaction and any supplemental indenture, as the case may be, complies with the applicable provisions of the CUSA Indenture.

Each Guaranty shall provide that in the event of a default in the payment of principal of and any interest and any premium which may be payable by CUSA in respect of the debt securities issued by CUSA, the holder of such debt securities may institute legal proceedings directly against the Guarantor to enforce the Guaranty without proceeding first against CUSA.

Redemption

If specified in the applicable prospectus supplement, the applicable issuer may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, the applicable issuer will notify the applicable trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the applicable trustee in accordance with the depository’s procedures, in the case of notes represented by a global note, or by lot, in the case of notes that are not represented by a global note. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Unless otherwise specified in a supplemental indenture, notice of redemption will be given to each holder of the debt securities to be redeemed not less than 10 nor more than 60 days prior to the date set for such redemption (or within such period as otherwise specified or as contemplated by the applicable indenture for debt securities of a series). This notice will identify the debt securities to be redeemed and will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than 11:59 a.m. (New York City time) on the redemption date, the applicable issuer will deposit or cause to be deposited with the applicable trustee or with a paying agent (or, if such issuer is acting as its own paying agent with respect to the debt securities being redeemed, the applicable issuer will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, the applicable issuer will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date. If the redemption date is after a regular record date and on or prior to the applicable interest payment date, the accrued and unpaid interest shall be payable to the holder of the redeemed securities registered on the relevant regular record date, subject to the applicable procedures of the depository.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by the applicable issuer for such purpose, and such issuer will execute, and the applicable trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by such holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that such holder surrenders.

Covenants of the Applicable Issuer

The respective indenture sets forth limited covenants that will apply to each series of debt securities issued by the applicable issuer under the applicable indenture, unless otherwise specified in the applicable prospectus supplement. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by such issuer or the Guarantor, if applicable, and their respective subsidiaries;

•

limit such issuer’s or the Guarantor’s, if applicable, ability or that of their respective subsidiaries to issue, assume or guarantee debt secured by liens (including in connection with any consolidation or merger);

•	restrict such issuer or the Guarantor, if applicable, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock; or

•	place any restrictions on sale and leaseback transactions.

Certain other debt securities of Chevron Corporation or CUSA outstanding at any time may benefit from one or more of the type of covenants noted above.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by the applicable issuer with certain restrictive provisions of the applicable indenture.

Consolidation, Merger and Sale of Assets

The respective indenture provides that the applicable issuer may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of its properties and assets to another person; provided that the following conditions are satisfied:

•

The applicable issuer is the continuing entity, or in the case of the applicable issuer, the resulting, surviving or transferee person (the “Successor”) is a person (if such person is not a corporation, then the Successor will include a corporate co-issuer of the debt securities) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not the applicable issuer) will expressly assume, by supplemental indenture, all of the applicable issuer’s obligations under the debt securities and the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing;

•

the Guarantor, if applicable, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guaranty shall apply to such Successor’s obligations under the Securities and the applicable indenture; and

•

the applicable trustee receives from the applicable issuer an officers’ certificate and an opinion of counsel that the transaction and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture.

If the applicable issuer consolidates or merges with or into any other person or sells, transfers, leases or conveys all or substantially all of its properties and assets in accordance with the applicable indenture, the Successor will be substituted for such issuer in the applicable indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise such issuer’s rights and powers under the applicable indenture, as applicable, and such issuer will be released from all its liabilities and obligations under such indenture and under the debt securities.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

The respective indenture defines an event of default with respect to any particular series of debt securities as any one of the following events:

•	default in the payment of interest on any debt securities of a series issued under the applicable indenture for 30 days after becoming due;

•	default in the payment of the principal of or any premium, if any, on any debt securities of a series issued under the applicable indenture at its stated maturity date;

•	default in the deposit of any sinking fund payment when and as due by the terms of any series of securities issued under the applicable indenture;

•

default in the performance or breach of any other covenant or warranty in the applicable indenture (other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to the applicable issuer by the applicable trustee or to such issuer and such trustee by the holders of at least twenty-five percent (25%) in principal amount of the debt securities of all series affected;

•	particular events of bankruptcy, insolvency or similar reorganization of the applicable issuer or the Guarantor, if applicable; or

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities. If an event of default with respect to the debt securities of any one or more series occurs and is continuing, the applicable trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the debt securities of each such series may declare the principal amount (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of all of the debt securities of that series, together with any accrued interest, to be immediately due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an event of default pursuant to events of bankruptcy, insolvency or similar reorganization of the applicable issuer or the Guarantor, if applicable, occurs, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the applicable trustee or any holder.

The respective indenture provides that the applicable trustee shall, within 90 days after the occurrence of a default actually known to such trustee, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest on any debt security, such trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The applicable issuer will be required to furnish to the applicable trustee annually a statement by the principal financial officer, the principal executive officer, or the principal accounting officer of the applicable issuer stating whether or not, to the best of his or her knowledge, such issuer is in default in the performance and observance of any of the terms, provisions and conditions under the applicable indenture and, if such issuer is in default, specifying each such default and what actions have been taken to cure such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The applicable indenture provides that in case an event of default shall occur and be continuing, such trustee shall exercise such of its rights and powers under the applicable indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the applicable trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of such indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Modifications and Waivers

Modification and amendments of the applicable indenture and the debt securities of any series may be made by the applicable issuer, the Guarantor, if applicable, and the applicable trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, premium, if any, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the applicable indenture or the debt security;

•

modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•	modify any of the above provisions.

The applicable issuer, the Guarantor, if applicable, and the applicable trustee may, without the consent of any holders, modify or amend the terms of the applicable indenture and the debt securities of any series with respect to the following:

•	to add to the applicable issuer’s covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon such issuer;

•

to evidence the succession of another person to, and the assumption by the successor of the applicable issuer’s covenants, agreements and obligations under, the applicable indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•

in the case of the CUSA Indenture, to evidence the succession of another corporation to, and the assumption by the successor of the Guarantor’s covenants, agreements and obligations under, the CUSA Indenture pursuant to the covenant described under “—Guaranty”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees or co-obligors for the benefit of holders of the debt securities;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to comply with the roles of any depository;

•	to secure the debt securities;

•	to add or change any of the provisions of the applicable indenture as necessary to permit the issuance of debt securities in uncertificated form;

•

to add to, change or eliminate any of the provisions of the applicable indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•

to supplement any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the applicable indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded; or

•

to add to, change or eliminate any of the provisions of the applicable indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect.

Defeasance and Discharge

The applicable issuer may discharge certain obligations to holders of the debt securities of a series bearing interest at a fixed rate of interest that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. The applicable issuer may direct the applicable trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The applicable indenture provides that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from the applicable issuer’s obligations to comply with the restrictive covenants under the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and the fourth and sixth bulleted provision under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the applicable issuer with the applicable trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If the applicable issuer effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the applicable trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, the applicable issuer would remain liable to make payment of such amounts due at the time of acceleration.

The applicable issuer will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If the applicable issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

The applicable issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Governing Law

The indentures, the debt securities and associated Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas shall serve as the initial trustee under each of the indentures.

The applicable indenture provides that there may be more than one trustee under such indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the applicable indenture.

In certain instances, the applicable issuer or the holders of a majority of the then-outstanding principal amount of a series of debt securities may remove a trustee from one or more series of debt securities for which it is a trustee under that indenture and appoint a successor trustee to such series of debt securities.

From time to time, a trustee may also serve as trustee under other indentures relating to debt securities issued by the issuers, the Guarantor or affiliated companies and may engage in commercial transactions with the issuers, the Guarantor and affiliated companies. Further, a trustee may become the owner or pledgee of any of the debt securities for which it is a trustee under the applicable indenture with the same rights and powers it would have if it were not the trustee.

PLAN OF DISTRIBUTION

Debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts and commissions to be allowed or paid to the underwriters;

•	all other items constituting underwriting compensation;

•	the discounts or concessions to be allowed or reallowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by the applicable issuer through agents designated by such issuer from time to time. Any agent involved in the offer or sale of securities, and any commission payable by the applicable issuer, as applicable, to such agent, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of debt securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

The applicable issuer and the Guarantor, if a Guaranty is issued, will indemnify any underwriters and agents against, and contribute toward, various civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Underwriters and agents may engage in transactions with or perform services for Chevron and its affiliated companies in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

Chevron files annual, quarterly and current reports, proxy statements and other information with the Commission. Chevron’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus, information contained on Chevron’s website or that of the Commission or that can be accessed through such websites does not constitute a part of this prospectus. Chevron has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

The issuers have filed a registration statement on Form S-3 with the Commission under the Securities Act, relating to the debt securities and guarantees offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

The Commission allows Chevron to “incorporate by reference” into this prospectus the information in documents that the Chevron files with it. This means that the issuers can disclose important information to you by referring you to other documents that they have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings that Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of securities by this prospectus, provided, however, that the issuers are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024;

•

The information contained in Chevron’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April  10, 2024, as supplemented and amended on April 22, 2024, and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2023; and

•

Chevron’s Current Reports on Form 8-K filed with the Commission on February  2, 2024, May  31, 2024, July  31, 2024, August  2, 2024, September  30, 2024, and October 7, 2024 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Chevron makes available free of charge most of its SEC filings through its Internet website (www.chevron.com) as soon as reasonably practical after they are filed with the SEC. The information contained on Chevron’s website is not part of this prospectus. You may access these SEC filings on Chevron’s website. Upon written or oral request, the issuers will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost, by writing to or telephoning us at:

Chevron Corporation

5001 Executive Parkway, Suite 200

San Ramon, California 94583

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (925) 842-1000

SUMMARIZED FINANCIAL INFORMATION

The following tables, in respect of debt securities to be issued by CUSA and guaranteed by Chevron Corporation, present summarized financial information for Chevron Corporation, as Guarantor, excluding its consolidated subsidiaries, and CUSA, as the issuer, excluding its consolidated subsidiaries (Chevron Corporation and CUSA, with each of its respective consolidated subsidiaries excluded, are herein collectively referred to as the “obligor group”). The summarized financial information is provided in accordance with the reporting requirements of Rule 13-01 of Regulation S-X under the Securities Act for the obligor group and is not intended to present the financial position or results of operations of the obligor group in accordance with generally accepted accounting principles as such principles are in effect in the United States.

Both Chevron Corporation and CUSA manage substantially all of their operations through divisions, branches and/or their respective investments in subsidiaries and affiliates for which they provide administrative, financial, management and technology support. Accordingly, the ability of each of Chevron Corporation and CUSA to service their respective debt or guarantee obligations is also dependent upon the earnings of their respective subsidiaries, affiliates, branches and divisions, whether by dividends, distributions, loans or otherwise.

Please refer to the consolidated financial statements of Chevron Corporation in Chevron’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Commission and incorporated by reference into this prospectus and any accompanying prospectus supplement for further financial information regarding Chevron Corporation and its consolidated subsidiaries. Please refer to footnotes 6 of the consolidated financial statements of Chevron Corporation in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2023, and Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, as filed with the Commission and incorporated by reference into this prospectus and any accompanying prospectus supplement for further financial information regarding CUSA and its consolidated subsidiaries.

The following summary financial information of Chevron Corporation and CUSA is presented on a combined basis and transactions between the combining entities have been eliminated. Financial information for non-guarantor entities has been excluded.

	Nine months ended September 30, 2024	Year ended December 31, 2023
	(Millions of dollars) (unaudited)
Sales and other operating revenues	$72,362	$100,405
Sales and other operating revenues—related party	32,438	44,553
Total costs and other deductions	74,815	102,773
Total costs and other deductions—related party	26,610	35,781
Net income (loss)	$45,620	$12,190

	At September 30, 2024	At December 31, 2023
	(Millions of dollars) (unaudited)
Current assets	$16,467	$19,006
Current assets—related party	1,735	18,375
Other assets	57,991	54,558
Current liabilities	29,269	20,512
Current liabilities—related party	40,997	132,474
Other liabilities	24,512	28,849
Total net equity (deficit)	$(18,585)	$(89,896)

For reference, the following summary financial information of Chevron Corporation and its consolidated subsidiaries, including non-guarantor entities, is presented below:

	Nine months ended September 30, 2024	Year ended December 31, 2023
	(Millions of dollars) (unaudited)
Sales and other operating revenues	$145,080	$196,913
Costs and other deductions	129,119	171,365
Net income (loss) attributable to Chevron Corporation	$14,422	$21,369

	At September 30, 2024	At December 31, 2023
	(Millions of dollars) (unaudited)
Current assets	$38,187	$41,128
Other assets	221,045	220,504
Current liabilities	35,718	32,258
Other liabilities	66,484	67,445
Total Chevron Corporation net equity	$156,202	$160,957

For additional information, see the respective consolidated audited and unaudited financial statements of Chevron Corporation referenced above.

LEGAL MATTERS

The validity of any debt securities and Guaranty offered by Chevron Corporation under this prospectus will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. The validity of any debt securities offered by CUSA under this prospectus will be passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Unless otherwise indicated in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass on certain legal matters for any underwriters, agents or dealers.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$5,500,000,000

Chevron U.S.A. Inc.

$750,000,000 4.405% Notes Due 2027

$750,000,000 Floating Rate Notes Due 2027

$1,000,000,000 4.475% Notes Due 2028

$500,000,000 Floating Rate Notes 2028

$1,100,000,000 4.687% Notes Due 2030

$650,000,000 4.819% Notes Due 2032

$750,000,000 4.980% Notes Due 2035

Fully and unconditionally guaranteed by

Chevron Corporation

Prospectus Supplement

February 24, 2025

Joint Book-Running Managers

Barclays	BofA Securities	J.P. Morgan

Citigroup	Goldman Sachs & Co. LLC	HSBC	Morgan Stanley	MUFG	Standard Chartered Bank

Co-Managers

Mizuho	Scotiabank	Deutsche Bank Securities	SMBC Nikko	Loop Capital Markets

Santander	BBVA	IMI – Intesa Sanpaolo	Standard Bank	US Bancorp